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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                  ___________

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULE 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)


                              (Amendment No. 1)*


                                 Be Free, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  073308 108
                        ------------------------------
                                 (CUSIP Number)

                                 June 2, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-------------------------                              -----------------------
 CUSIP No.  073308 108           SCHEDULE 13G             Page 1 of 4 pages
-------------------------                              -----------------------

------------------------------------------------------------------------------
 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Samuel P. Gerace, Jr.
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Massachusetts
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
                          2,895,177
     NUMBER OF
      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             0
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER
    REPORTING
                          2,895,177
      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER

                          0
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,895,177
------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [X]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.44% (as of June 30, 2000)
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILING OUT!

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-------------------------                              -----------------------
 CUSIP No.  073308 108           SCHEDULE 13G             Page 2 of 4 pages
-------------------------                              -----------------------

Item 1

     (a) Name of Issuer

         Be Free, Inc.

     (b) Address of Issuer's Principal Executive Offices

         154 Crane Meadow Road, Marlborough, MA 01752

Item 2

     (a) Name of Person Filing

         Samuel P. Gerace, Jr

     (b) Address of Principal Business Office or, if none, Residence

         154 Crane Meadow Road, Marlborough, MA 01752

     (c) Citizenship

         Massachusetts

     (d) Title of Class of Securities

         Common Stock

     (e) CUSIP Number

         073308 108

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

     (a) [_]  Broker or Dealer registered under Section 15 of the Exchange Act.

     (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_]  Insurance Company as defined in section 3(a)(19) of the Exchange
              Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940.

     (e) [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

     (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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-------------------------                              -----------------------
 CUSIP No.  073308 108           SCHEDULE 13G             Page 3 of 4 pages
-------------------------                              -----------------------

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 2,895,177

     (b)  Percent of Class: 4.44% (as of June 30, 2000)

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote 2,895,177

          (ii)  Shared power to vote or to direct the vote 0

          (iii) Sole power to dispose or to direct the disposition of 2,895,777

          (iv)  Shared power to dispose or to direct the disposition of 0

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of a Group

         Not Applicable.

Item 10. Certification

         Not Applicable.

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-------------------------                              -----------------------
 CUSIP No.  073308 108           SCHEDULE 13G             Page 3 of 4 pages
-------------------------                              -----------------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         9/13/00
                                              __________________________________
                                                           Date

                                                  /s/ Samuel P. Gerace, Jr.
                                              __________________________________
                                                          Signature

                                                      Samuel P. Gerace, Jr.
                                              ----------------------------------
                                                          Name/Title